EXHIBIT 4.2

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


June 13, 2001



Nuveen Tax-Free Unit Trust, Series 1241
c/o Nuveen Investments,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1241
333 West Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1241


Dear Sirs:


We hereby consent to the reference to our firm under the caption "Tax Status" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1241 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN